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                                                                    Exhibit 23.2


                       CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Registration Statement of PLATINUM technology, inc. on Form S-3 of our report dated April 28, 1995 (relating to the consolidated financial statements of Trinzic Corporation not separately presented herein) and to the incorporation by reference in this Registration Statement of our report dated April 28, 1995 (relating to the consolidated financial statements of Trinzic Corporation) appearing in the Annual Report on Form 10-K of PLATINUM technology, inc. for the year ended December 31, 1995.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


San Jose, California
October 30, 1996